Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172866, 333-151437, and 333-183541 on Form S-8 and Registration Statement No. 333-173703 and 333-215989 on Form S-3 of our reports dated February 24, 2017, relating to the consolidated financial statements of LPL Financial Holdings Inc. and subsidiaries, and the effectiveness of LPL Financial Holdings Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of LPL Financial Holdings Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
February 24, 2017
San Diego, California